9000000	Non-Client Trading Activities

Reference:	Who: Andrew Bang

When: N/A

Federal Rule(s)	What: N/A

How: N/A

This portion of the manual addresses trading activities on behalf of the Firm and its associated persons. The Firm must keep a record of every transaction in a security in which it or any of its IARs has, or as a result of a transaction acquires any direct or indirect beneficial ownership.

The record must state:

•	the name and amount of the security involved;

•	the date and nature of the transaction (i.e., purchase, sale or other acquisition or disposition);

•	the price at which it was affected; and

•	the name of the broker, dealer, or bank with or through whom the transaction was effected.

The record may also contain a statement declaring that the record of the transaction will not be construed as an admission that the Firm or one of its IAR has any direct or indirect beneficial ownership in the security.

A transaction must be recorded no later than 30 days after the end of the calendar quarter in which the transaction was effected. If the Firm receives a broker trade confirmation or account statement in hard copy, which contains all the necessary information, such record would be considered a satisfactory record for the purpose of this section.

9100000	Proprietary Trading

Reference:	Who: Andrew Bang

When: Prior to placing trades

Federal Rule(s) 204-2(a)(12)	What: Review order memoranda

How: Initial/date order memoranda

All trades (if any) for any of the Firm’s investment account(s) are to be reviewed directly by the DS. The DS shall review the transaction record in order to ensure that the required information (as described in the preceding section) is included on the transaction record.

All trades will be reviewed and approved by the DS prior to placing the trade. Proprietary account order tickets will be kept with the DS’s initials as evidence of such a review.

9200000	Personal Securities Trading

Reference:	Who: Andrew Bang

When: Quarterly

Federal Rule(s) 204-2(a)(12); 204-2(a)(13); 204A-1	What: Review quarterly reports

How: Maintain records of quarterly reports

The Firm policy is to require all employees to authorize the Firm to obtain duplicate copies of their personal brokerage statements to be sent to the Firm. All IARs shall notify the Designated Supervisor of any/all brokerage accounts over which they have a financial interest or have the ability to direct the trading. This notification shall be made on the “Holdings and Quarterly Transaction Report,” a sample of which is included in the Appendix.

The Firm or its personnel may invest for their own accounts or have a financial interest in the same securities or other investments that the Firm recommends or acquires for the accounts of its clients, and may engage in transactions that are the same as or different than transactions recommended to or made for client accounts. Such transactions are permitted if effected, pre-cleared, and reported in compliance with the Firm’s policy on personal securities transactions. Generally, personal securities transactions will not be pre-cleared when an order for the same or a related security is pending for the account of a client. Reports of personal transactions in securities by the Firm personnel are reviewed by the Firm’s Designated Supervisor quarterly or more frequently if deemed appropriate.

Investment Policy:

None of the Firm’s investment advisory representatives may effect for himself or herself or for his or her immediate family (i.e. spouse, minor children, etc.; collectively, “Covered Persons”) any transactions in a security which is being actively recommended to any of the Firm’s clients, unless in accordance with the following Firm Procedures. Further, investment opportunities discovered by the Firm or its representatives must first be offered to clients before the Firm or its representatives act upon such opportunities.

NOTE: For the purposes of this section, the term “Covered Person,” includes “access persons” as defined by SEC Rule 204A-1.

Firm Procedures:

In order to implement the Firm’s Investment Policy, the following procedures have been put into place with respect to the Firm and its Covered Persons:

•	If the Firm is recommending that any of its clients buy any security, no Covered Persons may purchase that security prior to the client’s purchase of that security; and

•	If the Firm is recommending that any of its clients sell any security, no Covered Persons may sell that security prior to the client’s sale of that security.

Participation in IPOs and Private Placements:

All access persons of the Firm are prohibited from participating in any IPO or any unregistered securities offerings unless such transactions are pre-cleared by the Designated Supervisor.

9200100	Restricted (Blackout) Lists

Reference:	Who: Andrew Bang

When: As necessary

Federal Rule(s) 204-2(a)(12); 204A-1	What: Create list

How: Initial/date updated list and any related summary documents/records

In an effort to reduce or eliminate certain conflicts of interest in relation to representative trading activities and client trading activities, the Firm may create a list of securities from which its representatives will be restricted from trading. For the duration of a product’s inclusion on the list, the Firm’s representatives are forbidden from effecting any transaction in the security.

Exceptions to this prohibition may include the following:

•	Sales (liquidation) of long positions of a restricted security if the representative owned the security prior to its inclusion on the restricted list;

•	The effecting of a closing position involving a derivative product (i.e. options, futures) where the representative opened the position prior to its inclusion on the Firm’s restricted list; and

•	Other situations approved in advance by the Designated Supervisor.

A sample Restricted Security/Product List is included in the Appendix.

9200200	Request for Trading Clearance of Retsricted Securities

Reference:	Who: Andrew Bang

When: As necessary

Federal Rule(s)	What: Review completed request

How: Retain signed/dated approval record

Prior to trading in any security listed on the Restricted Security/Product List, the representative must provide a written request for approval of the transaction(s) from the Designated Supervisor. No representative may trade in any such security unless he/she has received written (hard copy or electronic) approval to do so from the Designated Supervisor.

Representative requests may be submitted to the Designated Supervisor by completing the Trading Clearance Form, located in the Appendix. The Designated Supervisor shall provide a copy of his/her approval or rejection via the Trading Clearance Form. A copy of the completed form shall be retained in a central file.

Should the Designated Supervisor approve a representative’s participation in a transaction involving a security listed on the Firm’s restricted list, the Designated Supervisor will create a summary document/record providing his/her justification for the approval.

9200300	Periodic Review of Personal Securities Trading

Reference:	Who: Andrew Bang

When: Quarterly

Federal Rule(s)	What: Review representatives’ account activity

How: Initial/date account statements

In an effort to ensure that the Firm’s representatives are following personal securities transaction requirements, including the avoidance of transactions in securities on the restricted list, the Designated Supervisor shall review each representative’s brokerage account statements no less frequently than on a quarterly basis.

9300000	Securities Holdings Reports

Reference:	Who: Andrew Bang

When: Within 10 days after hire and annually

Federal Rule(s) 204-2(a)(12); 204A-1	What: Report personal holdings

How: Keep record of initial and annual reports

Upon an individual’s association with the Firm and annually thereafter, he/she must report all securities holdings to the Firm. Such reports must be no older than 45 days and must be provided within ten (10) days of the person becoming an access person. Such reporting may take place by the Designated Supervisor obtaining copies of the individual’s most recent account statement(s) so long as all of that individual’s personal securities holdings are contained on such reports and all required report contents are covered.

Whether using an access person’s duplicate account statements or otherwise, all access persons must submit a Holdings and Quarterly Transaction Report along with their securities holdings reports. A copy of the Holdings and Quarterly Transaction Report is included in the Appendix.

9300100	Holdings Report Contents

Reference:	Who: Andrew Bang

When: N/A

Federal Rule(s)	What: N/A

How: N/A

The following information must be provided with each holdings report.

•	Name of financial institutions holding the account(s);

•	Title of the security(s);

•	Type of the security(s);

•	As applicable, ticker symbol or CUSIP;

•	# of shares/units;

•	Principal amount; and

•	The date the Firm received the report.

9300200	Reportable Securities

Reference:	Who: Andrew Bang

When: N/A

Federal Rule(s)	What: N/A

How: N/A

The SEC has identified certain types of securities that would not be subject to the reporting requirements on behalf of the Firm’s access persons and investment adviser representatives. These securities are listed as follows.

•	Transactions or holdings in direct obligations of the U.S. Government;

•

Money market instruments – bankers’ acceptances, bank CDs, commercial paper, repurchase agreements, and other “high quality, short-term debt instruments” (maturity at issuance of less than 366 days, and which is rated in one of the highest two categories by a Nationally Recognized Statistical Rating Organization, or which is unrated but is of comparable quality);

•	Money market fund shares;

•	Transactions and holdings in shares of other types of U.S.-registered, open end funds, unless the Firm or a control affiliate acts as the investment adviser or principal underwriter for the fund; and

•	Transactions in units of a unit investment trust if the unit investment trust is invested exclusively in one or more open-end funds, none of which are “reportable funds.”

NOTE: reports are required to be made in relation to an individual’s transactions and holdings involving shares of mutual funds for which, the Firm (or one of its control affiliates) serves as the investment adviser.

9300300	Securities Holdings Reports - Exceptions

Reference:	Who: Andrew Bang

When: N/A

Federal Rule(s)	What: N/A

How: N/A

No reports of an individual’s personal securities holdings will be required for the following scenarios.

•	Any report with respect to securities held in accounts over which the access person had no direct or indirect influence or control;

•	Any report with respect to transactions effected pursuant to an automatic investment plan; or

•	Any transaction report that would duplicate the information provided on any brokerage account confirmations or account statements provided to the Firm so long as such statements or confirms are provided no later than thirty (30) calendar days after the applicable quarter end and contain all the required information.

9400000	Review of Transactions / Brokerage Accounts

Reference:	Who: Andrew Bang

When: Quarterly

Federal Rule(s) 204-2(a)(12); 204A-1	What: Review account statements

How: Keep initialed and dated copies of account statements

On a quarterly basis, the DS will review all reportable transactions and brokerage accounts of the Firm’s Access Persons. This review will be conducted so as to scan for indications of potential insider trading activity or for trading activity that may be considered inconsistent with Firm policy. The DS will retain copies of the account statements reviewed as documentary evidence of the completion of this review. The DS’s review of an individual’s brokerage account(s) will also be deemed to include the “transaction” review.

All brokerage account records/statements reviewed must be current (no older than 30 days after the close of the calendar quarter.)

9400100	Transaction Report Contents

Reference:	Who: Andrew Bang

When: N/A

Federal Rule(s)	What: N/A

How: N/A

The quarterly transaction reports must contain the following information.

•	Date of transaction;

•	Title of security;

•	As applicable, ticker symbol or CUSIP;

•	Interest rate and maturity date;

•	# of shares/units;

•	Principal amount;

•	Nature of transaction (buy, sell, etc.);

•	Price (as effected);

•	Name of executing BD; and

•	The date the Firm received the report.

9400200	Review of Designated Supervisor’s Accounts

Reference:	Who: Cauldon Quinn

When: Quarterly

Federal Rule(s) 204-2(a)(12); 204A-1	What: Review account statements

How: Keep initialed and dated copies of account statements

On a quarterly basis, the Designated Supervisor noted in this section will perform the transaction/brokerage account review for the transactions/accounts on behalf of the individual responsible for reviewing transactions and brokerage accounts for all other access persons of the Firm.

10000000	Insider Trading

Reference:	Who: Andrew Bang

When: Annually

Federal Rule(s) Insider Trading and Securities Fraud Enforcement Act of 1988	What: Certify compliance with Firm’s Insider Trading Policy

How: Maintain copies of IAR signed acknowledgements

This section of the procedures is included to assist the Firm in complying with the Insider Trading and Securities Fraud Enforcement Act of 1988 (the ‘88 Act). The ‘88 Act expressly requires every registered investment adviser to establish, maintain, and enforce written policies and procedures that are “reasonably designed” to prevent and detect insider trading abuses, including the misuse of inside information by employees.

Failure to comply with these requirements and those contained in the Investment Advisers Act of 1940, can give rise to civil penalties of $1 million or more if insider trading results from that failure.

The ‘88 Act does not specify the types of policies and procedures required, but rather states that they must be “reasonably designed,” taking into consideration the nature and scope of the Firm’s business.

The SEC and the states have the authority to examine firms for “the adequacy of their insider trading surveillance systems.” The following are the insider trading policies based on the nature and scope of the Firm’s activity.

10100000	The Prohibition

Reference:	Who: Andrew Bang

When: N/A

Federal Rule(s)	What: N/A

How: N/A

Firm policy prohibits employees and associated persons from effecting securities transactions while in the possession of material, non-public information. Employees are also prohibited from disclosing such information to others. The prohibition against insider trading applies not only to the security to which the inside information directly relates, but also to related securities, such as options or convertible securities.

If employees receive inside information, they are prohibited from trading on that information, whether for the account of the Firm or any customer, or their own account, any accounts in which they have direct or indirect beneficial interest (including accounts for family members) or any other account over which they have control, discretionary authority or power of attorney.

The prohibition against insider trading includes the following:

“If you are in possession of material non-public information about a company or the market for a company’s securities, you must either publicly disclose the information to the marketplace or refrain from trading.”

Generally, disclosure is not an option and the effect is to require an individual to refrain from trading. You also may not communicate inside information to a second person who has no official need to know the information.

Information is considered material if there is a substantial likelihood that a reasonable investor would consider it important in deciding to buy or sell a security. In addition, information that, when disclosed, is likely to have a direct effect on a security’s price should be treated as material. Examples include information concerning impending tender offers, leveraged buy-outs, mergers, sales of subsidiaries, significant earnings changes and other major corporate events.

Generally, a person violates the insider trading prohibition when that person violates a duty owed either to the person on the other side of the transaction or to a third party (such as a customer or employer) by trading on or disclosing the information. The insider trading prohibition applies to an issuer’s directors, officers and employees, investment bankers, underwriters, accountants, lawyers and consultants, as well as other persons who have entered into special relationships of confidence with an issuer of securities.

Virtually anyone can become subject to the insider trading prohibition merely by obtaining material non-public information by unlawful means or by lawfully obtaining such information and improperly using it. This is known as misappropriation. If you receive material, non-public information as part of your legitimate business dealings on behalf of the Firm or its clients and you use that information to trade in securities or if you transmit that information to another person for purposes of trading in securities (so-called “tipping”), you would likely be guilty of insider trading. Insider trading liability may also be derivative. A person who has obtained inside information (so-called “tippee”) from a person who has breached a duty or who has misappropriated information may also be held liable.

The foregoing is just a synopsis of the insider trading prohibition. Because the law in this area is complex, the Firm has adopted the following guidelines, which are designed to prevent violations of the insider trading rules.

10200000	When the Firm is an Insider

Reference:	Who: Andrew Bang

When: Annually

Federal Rule(s) Insider Trading and Securities Fraud Enforcement Act of 1988	What: Certify compliance with firm’s Insider Trading Policy

How: Maintain copies of IAR signed acknowledgements

The Firm may be deemed an insider when it comes into possession of inside information through its various activities with public and private corporate clients.

The Firm will remain an insider as long as it has inside information, regardless of whether the prospective client decides to engage another registered investment adviser firm or whether the Firm declines to accept the proposed engagement.

10300000	Sanctions for Insider Trading

Reference:	Who: Andrew Bang

When: N/A

Federal Rule(s)	What: N/A

How: N/A

The sanctions for violations of this law are severe, including criminal penalties. Not complying with these laws is likely to result in harsh consequences for the individuals involved, including investigations by the SEC, criminal and civil prosecution, disgorgement of any profits realized or losses avoided through use of the nonpublic information, civil penalties of up to $1 million or three times such profits or losses, whichever is greater, exposure to additional liability in private actions, and incarceration.

10400000	Annual Certification

Reference:	Who: Andrew Bang

When: Upon hire and annually, thereafter

Federal Rule(s) Insider Trading and Securities Fraud Enforcement Act of 1988)	What: Sign Insider Trading Policy Statement

How: Keep copy(s) of signed statement(s)

This portion of the manual is intended to provide information and guidance concerning the restrictions on insider trading, which is an enforcement priority of the Securities and Exchange Commission and the Department of Justice. It also explains policies adopted by the Firm to prevent fraudulent or deceptive practices relating to trading on material, non-public information (“insider trading”). Trading in securities on the basis of material, non-public information (“inside information”) is prohibited and contrary to Firm policy. The penalties for insider trading can be considerable, including loss of profits plus treble damages, criminal sanctions including incarceration, loss of employment and permanent bar from the securities industry. This policy applies to all associates of the Firm.

Employees and associated persons are required to annually certify their knowledge of and compliance with the Firm’s insider trading policy. This certification is acknowledged by signing the “Insider Trading Policy Statement,” a sample of which is included in the Appendix.

10500000	Guidelines for Treatment of Customer Information

Reference:	Who: Andrew Bang

When: N/A

Federal Rule(s)	What: N/A

How: N/A

The Firm considers confidential all information concerning its customers including, by way of example, their financial condition, prospects, plans and proposals. The fact that we have been engaged by a company as well as the details of that engagement are also confidential. The Firm’s reputation is one of its most important assets. The misuse of customer information can damage that reputation as well as customer relationships.

It is not illegal to learn inside information. It is, however, illegal for you to trade on such information or to pass it on to others who have no legitimate business reason for receiving such information.

If you believe you have learned inside information, other than in the ordinary course of business (such as investment bankers who learn inside information when working on an engagement), contact the Designated Supervisor immediately so that we may address the insider trading issues and preserve the integrity of the Firm’s activities. Do not trade on the information or discuss the possible inside information with any other person at the Firm. If you become aware of a breach of these policies or of a leak of inside information, advise the DS immediately.

10600000	Investigations of Trading Activities

Reference:	Who: Andrew Bang

When: When necessary

Federal Rule(s) Insider Trading and Securities Fraud Enforcement Act of 1988	What: Review requests for affidavits

How: Keep copies of affidavit requests and the subsequent affidavits

From time to time, the states or SEC may request information from the Firm concerning trading in specific securities. Requests for information should be referred directly to the Designated Supervisor. You may be asked to sign a sworn affidavit that, at the time of such trading, you did not have any inside information about the securities in question. Your employment may be terminated if you refuse to sign such an affidavit. The Firm may submit these affidavits to the states or SEC.

10700000	Confidentiality of Material Non-Public Information

Reference:	Who: Andrew Bang

When: N/A

Federal Rule(s)	What: N/A

How: N/A

If you are in a position within the Firm to access inside information, the following are steps you must take to preserve the confidentiality of inside information:

•

Material inside information should be communicated only when there exists a justifiable reason to do so on a “need to know” basis inside or outside the Firm. Before such information is communicated to persons within the Firm, your department, or another person you believe needs to know, contact your Designated Supervisor.

•	Do not discuss confidential matters in elevators, hallways, restaurants, airplanes, taxicabs or any place where you can be overheard.

•	Do not leave sensitive memoranda on your desk or in other places where others can read them. Do not leave a computer terminal without exiting the file in which you were working.

•	Do not read confidential documents in public places or discard them where others can retrieve them. Do not carry confidential documents in an exposed manner.

•	On drafts of sensitive documents use code names or delete names to avoid identification of participants. Do not discuss confidential business information with spouses, other relatives or friends.

•

Avoid even the appearance of impropriety. Serious repercussions may follow from insider trading and the law proscribing insider trading can change. Since it is often difficult to determine what constitutes insider trading, you should consult with a supervisor whenever you have questions about this subject.

•	Do not discuss confidential business information with spouses, other relatives or friends.

10800000	Conclusion

Reference:	Who: Andrew Bang

When: When necessary

Federal Rule(s) Insider Trading and Securities Fraud Enforcement Act of 1988	What: Discipline employees

How: Keep copies of any memoranda describing actions or a copy of the Form U-5 with termination for cause

The Firm has a vital interest in its reputation, the reputation of its associates, and in the integrity of the securities markets. Insider trading destroys that reputation and integrity. The Firm is committed to preventing insider trading and to punishing any employee who engages in this practice or fails to comply with the above steps designed to preserve confidentiality of inside information. These procedures are a vital part of the Firm’s compliance efforts and must be adhered to. The procedures will be updated as necessary.